SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

InfoSpace, Inc.
(Name of Registrant as Specified In Its Charter)

Castlerigg Master Investments Ltd.
Sandell Asset Management Corp.
Castlerigg International Limited
Castlerigg International Holdings Limited
Castlerigg Global Select Fund, Limited
CGS, Ltd.
Castlerigg GS Holdings, Ltd.
Thomas E. Sandell
Nick Graziano
Jonathan R. Macey
Paul L. Schaut

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED APRIL 16, 2007

ANNUAL MEETING OF STOCKHOLDERS OF
INFOSPACE, INC.

------------

PROXY STATEMENT OF
THE SANDELL GROUP

To Our Fellow InfoSpace Stockholders:

          This proxy statement and the enclosed GOLD proxy card are being furnished to stockholders of InfoSpace, Inc. ("InfoSpace" or the "Company") in connection with the solicitation of proxies by the Sandell Group and its affiliates (collectively, "we" or the "Sandell Group") to be used at the 2007 annual meeting of stockholders of InfoSpace, including any adjournments or postponements thereof and any meeting held in lieu thereof (the "2007 Annual Meeting"). The 2007 Annual Meeting is scheduled to be held at [                ], local time, at [                ]. This proxy statement and the GOLD proxy card are first being furnished to stockholders on or about [                ].

          THIS SOLICITATION IS BEING MADE BY THE SANDELL GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD").

          We are soliciting your proxy for the 2007 Annual Meeting in support of the following proposals:

          1.           To elect Nick Graziano, Jonathan R. Macey and Paul L. Schaut (each a "Nominee") to serve as directors of the Company;

          2.           To adopt a resolution to repeal any provision of the Company's Bylaws or amendments to the Company's Bylaws unilaterally adopted by the Board after February 12, 2003 and before the due election and qualification of the directors elected at the 2007 Annual Meeting;

          3.           To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for InfoSpace for 2007.

          InfoSpace has disclosed that the record date for determining stockholders entitled to notice of and to vote at the 2007 Annual Meeting is April 6, 2007 (the "Record Date"). Stockholders of record at the close of business on the Record Date will be entitled to vote at the 2007 Annual Meeting. According to the Company's proxy statement for the 2007 Annual Meeting, as of the Record Date there were [                ] shares of common stock, $0.0001 par value per share (the "Shares") outstanding and entitled to vote at the 2007 Annual Meeting. Each Share has one vote.

          The Sandell Group beneficially owns, in the aggregate, 2,771,204 Shares, representing approximately 8.8% of the Company's outstanding Shares, making us the largest stockholder, as of the Record Date.

          The Sandell Group intends to vote such Shares FOR the election of our Nominees and FOR the other proposals described herein. If, due to death or disability, any of our Nominees is unable to stand for election at the 2007 Annual Meeting, the proxies named on the attached GOLD proxy card will vote for an alternate nominee (each an "Alternate Nominee"), in place of such Nominee(s).

          OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF INFOSPACE CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, THE SANDELL GROUP URGES YOU TO VOTE YOUR GOLD PROXY CARD FOR OUR NOMINEES AND FOR THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

          As explained in the detailed instructions on your GOLD proxy card, there are four ways you may vote. You may:

          1.           Sign, date and return the enclosed GOLD proxy card in the enclosed postage-paid envelope. We recommend that you vote on the GOLD proxy card even if you plan to attend the 2007 Annual Meeting;

          2.           Vote via the Internet by following the voting instructions on the GOLD proxy card or the voting instructions provided by your broker, bank or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your Shares and confirm that your instructions have been properly recorded. Your Internet vote authorizes the named proxies to vote your Shares in the same manner as if you had signed and returned a proxy card. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

          3.           Vote by telephone by following the voting instructions on the GOLD proxy card or the instructions provided by your broker, bank or other holder of record. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had signed and returned a proxy card; or

          4.           Vote in person by attending the 2007 Annual Meeting. Written ballots will be distributed to stockholders who wish to vote in person at the 2007 Annual Meeting. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

          WE URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED WHITE PROXY BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SANDELL GROUP OR TO THE SECRETARY OF THE COMPANY, OR BY INSTRUCTING US BY

TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED (INSTRUCTIONS ARE ON YOUR GOLD PROXY CARD).

          HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A GOLD PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

          IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT INSTITUTION CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO SIGN AND RETURN ON YOUR BEHALF THE GOLD PROXY CARD AS SOON AS POSSIBLE.

          The Sandell Group has retained MacKenzie Partners, Inc. to assist in communicating with stockholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about executing your GOLD proxy, voting by telephone or via the Internet or if you require assistance, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

Stockholders Call Toll-Free: 800-322-2885
Banks and Brokers Call Collect: [                     ]

REASONS TO VOTE FOR SANDELL GROUP'S SLATE OF NOMINEES

          Over the past two years, under the watch of the current Board of Directors, InfoSpace shares have declined 45%, destroying $730 million of shareholder value, during a very healthy broad equity market and internet/technology investment environment. We believe that this dramatic underperformance can be traced to management missteps including misallocation of cash flow into businesses with poor fundamentals and failure to maximize existing assets. 2006 was the culmination of these mistakes with the company’s announcement that it would be exiting the mobile content business and suspending investment in the direct-to-consumer business (Moviso), resulting in the associated restructuring charges and employee dismissals. Following this the company informed the investment community to expect the eventual evaporation of 75% of the revenues from the mobile business. This left the company with no growth or value creation strategy, since two of what the company referred to as its three “key initiatives,” direct-to-consumer, content acquisition and mobile search, no longer exist. Important decisions need to be made at this juncture to determine how InfoSpace will maximize the value of its remaining assets. Further, despite a very large cash balance, the company repurchased no shares in 2004 or 2006, completing only $70 million in 2005 out of a $170 million authorization over the three year period. We do not take comfort in the recent positive performance of the shares, as a recovery from a two year loss of 57% to a loss of 45% can hardly be considered positive. The current board has presided over this destruction of value and has either approved or acquiesced in the decision making and capital allocation that we believe led to these results. Fortunately enough, the company still has substantial cash and has the opportunity to avoid future mistakes by returning it to shareholders. The Sandell Group believes there is significant value that is unrecognized by the market today and the board has the duty to maximize the value of these assets for shareholders.

	Total Shareholder Returns[1]
	2005	2006	2005 - present
InfoSpace	-45.7%	-20.6%	-44.9%
Dow Jones Internet Index	9.9%	4.3%	20.5%
Nasdaq Composite	2.1%	10.3%	15.5%

In addition to the poor stock price performance, we are concerned about InfoSpace’s poor financial performance. InfoSpace’s operating income (excluding restructuring charges and stock-based compensation) has deteriorated steadily since the end of 2004, despite positive organic and acquisition related revenue growth. We believe this decline in profitability has driven the dramatic share price decline.

1	Total Shareholder Returns reflect changes in share price plus dividends reinvested. All share prices used to calculate present Total Shareholder Returns are as of April 6th, 2007.

	Results for Quarter Ended:
	3/31/2005	6/30/2005	9/30/2005	12/31/2005	3/31/2006	6/30/2006	9/30/2006	12/31/2006
Total revenue	$87.0	$83.2	$83.2	$86.5	$90.3	$95.8	$96.3	$92.9
yoy change % [1]	81%	53%	24%	9%	4%	15%	16%	7%
Operating Income	$20.2	$17.1	$11.5	$12.9	$5.7	$1.8	$(1.2)	$(0.1)
margin %	23%	21%	14%	15%	6%	2%	-1%	0%
Reported EPS	$2.52	$0.44	$0.32	$1.13	$0.09	$0.03	($1.49)	$0.83

1Yoy change is defined as growth versus the prior year's comparable quarter

          We believe that this poor performance has been caused by 1) investment in a risky, and ultimately failed, mobile growth strategy, 2), failure to maximize profitability and drive growth at Online and 3) complacency over costs and poor internal controls. The investment into the mobile content business was a poor decision as the business had high costs, low margins and few barriers to entry. Once InfoSpace had invested the capital, proved the market opportunity and helped carriers achieve scale, the decision to go direct for the carriers was inevitable and should have been foreseen by management. During the time that management was focused on mobile, the internet search industry was in a period of rapid growth and aggressive capital investment. Competitors such as Google, Yahoo, MSN, AOL and Interactive Corp successfully grew their search-related businesses rapidly through innovation and investment. We readily acknowledge that InfoSpace’s Online segment does not have the audience or market positions of these other companies, but we are confident that with greater focus, better results were achievable. On the cost side, we believe that management lost its focus on cost containment and allowed the downward trend of corporate expense to reverse and begin to increase after 2003. We are also concerned about some of the allegations regarding the company’s internal controls in the recent $100 million lawsuit filed by EMI against the company earlier this year. While we support the company’s assertion that the case lacks merit, should EMI win a material judgment against InfoSpace, the disaster of the mobile content business would be indisputable.

          The Sandell Group is the largest shareholder of InfoSpace, owning approximately 8.8% of the Company's outstanding shares. As the Company's largest shareholder, we believe that the addition of new qualified and independent shareholder-nominated directors is necessary to help make critical structural, financial and strategic decisions over the next year. Our Nominees would constitute a minority of the board and do not intend to interfere with the operations of the individual business units. Our intention is to seek to insure that the board investigates all opportunities for value creation and makes the proper decisions to maximize the value of the company’s assets and, consequently, its share price. We believe that the Board will benefit from our Nominees' entrepreneurial approach, governance expertise, operational experience and commitment to remedy the Company's stagnating financial performance and to deliver results and increase value for all shareholders. As a recent example, the Sandell Group worked constructively with the board of directors and management of Southern Union Company to develop a plan to increase value for all shareholders through maximizing the value of the company’s assets through the creation of a Master Limited Partnership (“MLP”). In the period from June 27, 2006 (the date on which the Sandell Group originally publicly disclosed its suggestions for value creation at Southern Union) to April 13, 2007, that company’s stock price has increased 19.7%, including more than 6.5% since the company’s announcement that it would be creating an MLP by the end of the third quarter of 2007, one of the Sandell Group’s key suggestions.

          For the reasons outlined above, the Sandell Group is seeking to elect three highly qualified candidates to the InfoSpace board to act on behalf of all shareholders in a constructive way to create value. Our Nominees, if elected, will work with InfoSpace management and the other members of the Board in seeking to implement a strategic review of the current asset composition, more efficient capital allocation (including aggressive capital return to shareholders) and stronger management attention to cost cutting opportunities. Specifically, if elected, our Nominees intend to urge the Board to execute the following initiatives:

1.	Review composition of assets – Immediate sale of the remaining mobile business, focus on Online segment, maximize use of NOLs

InfoSpace has four highly valuable assets, Online, Mobile, Net Operating Loss Carryforwards (“NOLs”) and Cash. Key decisions need to be made in the next year by both management and the board of directors to determine how to maximize the value of these assets. We believe that the ideal strategy involves a sale of the mobile business and bolstering the operations of the highly profitable and cash generative online business. By increasing profitability in the online business, the company will simultaneously maximize the value of the NOLs. Maximizing the value of the remaining mobile business involves capital investment to drive growth and achieve scale, and we believe this is better done by a private equity group or other mobile infrastructure companies. Left inside InfoSpace where we, for one, have little appetite for funding losses and acquisitions after the content business value destruction, this currently valuable business would be at risk at being subscale and quickly surpassed by better capitalized competitors. Further, without constant investment and upgrading, it could also be replaced by proprietary solutions from carrier partners once the revenues reach critical mass. We believe that there are several parties who would be interested in acquiring the mobile business for values well in excess of that implied by the current share price. Our Nominees would push for the immediate retention of an investment bank to accomplish this strategic review.

2.	Return of Capital – the company does not have a suitable use of the greater than $400 million of cash and a substantial portion of this capital should be returned to shareholders

We remain concerned that as long as the cash remains on the balance sheet, there is a tangible risk that it will be spent on risky acquisitions. Our Nominees would work expeditiously with the current board and financial advisors to determine an optimal plan for immediate return of a substantial portion of the $400 million cash balance through stock repurchases and distributions. Any return of capital would be carefully weighed against tax considerations of both InfoSpace and the current shareholder base. The company’s management frequently pays lip service to a capital return strategy, but the time for deliberation is past and decisive action should be taken immediately. We are confident that an optimal solution can be achieved and the full capital distribution can be achieved before the end of 2007 at the latest. The company would also likely have cash proceeds from the sale of mobile which should also be returned to shareholders.

3.	Cost Cutting – the conglomerate style corporate structure results in unnecessary expense and duplicative administrative layers

We believe that InfoSpace is burdened with a sub-optimal expense structure that masks the true profitability of the Online segment. The search and directories segment boasts industry leading 66% gross margins and achieved a 42% segment operating margin in 2005. After a reasonable level of corporate cost allocation, we believe that this business should be able to deliver 40% EBITDA margins or approximately $75 million of annual EBITDA However, little of this profitability seems to reach the bottom line due to up to $40 million of corporate overhead expense, last disclosed in 2005. We fail to see the value add of having a conglomerate type management structure (multiple levels of senior management at both the division and corporate levels), on a $400 million enterprise value company with only two operating divisions. In 2006, senior management received total compensation (including stock based compensation) of greater than $14 million, which included over $5 million for the CEO and $4 million for the former President of Mobile. Total stock-based compensation of $16.9 million was 46% of total operating income of INSP in 2006 (excluding reported restructuring charges). Also concerning is that $14.4 million of the $16.9 million in total stock compensation expense went to senior management, indicating that only $2.5 million of stock based compensation was awarded to the all of the other 500+ employees at INSP. Once the mobile business is sold, our Nominees would work aggressively to simplify the corporate structure, eliminate duplicative management layers and provide a more balanced incentive-based compensation structure company-wide.

          We are confident that our Nominees would, if elected, help bring more accountability, focus and discipline to the way InfoSpace is managed. Our Nominees are committed to confronting more effectively the critical issues and decisions facing the Company and, if elected, will seek to ensure that the company delivers on its opportunities to enhance long-term shareholder value for all shareholders.

          We also believe that improved governance is necessary at InfoSpace given the recent history of poor share price and financial performance and questionable decision-making on capital allocation and capital return. In April 2007, Institutional Shareholder Services (ISS), one of the preeminent corporate governance advisory services, ranked InfoSpace in the lowest 38.2% of companies in the Russell 3000 and the lowest 52.7% of companies in the software and services industry. We believe this leaves a great deal of room for improvement in governance. Our Nominees would work to enhance the quality of the governance practices at the company.

          Our Nominees, if elected, will only constitute a minority of the eight members of the Board expected to be in office following the 2007 Annual Meeting. Under the Company's Bylaws, a quorum for the transaction of business requires a majority of the directors in office and

Board action requires a majority of the directors present at a meeting at which a quorum is present. Accordingly, our Nominees, if elected, will not be able to take Board action at a meeting of the full Board without the support of at least two other directors.

          We believe that our Nominees are well suited to help create significant shareholder value at InfoSpace. Our Nominees are committed to acting in the best interests of all shareholders. We believe that your voice in the future of InfoSpace can best be expressed through the election of our Nominees. Accordingly, we urge you to vote your GOLD proxy card FOR Nick Graziano, Jon Macey and Paul Schaut.

BACKGROUND TO THE SOLICITATION

          On March 1, 2007, a representative of the Sandell Group met with management of InfoSpace to discuss (i) the company’s business fundamentals and performance, (ii) the Sandell Group’s suggestions to increase shareholder value, including a possible share repurchase and (iii) the Sandell Group’s strong apprehension regarding the use of cash to finance any near-term acquisitions. InfoSpace agreed to have a follow-up conversation with the Sandell Group to further discuss these issues prior to the deadline for submitting notice of nomination of directors for the 2007 annual meeting.

          On March 12, 2007, based on the lack of any definitive response from InfoSpace, the Sandell Group sent a letter to the board of directors, again expressing concern over the lack of definitive plans for the company’s large cash balance and management’s complacency with respect to cost controls.

          On March 13, 2007, a representative of the Sandell Group had a telephone conference call with members of management to follow up on the points raised at the March 1 meeting and in the March 12 letter. This call did not result in any clarification of the company’s position with respect to the Sandell Group’s concerns.

          On March 15, 2007, the Sandell Group delivered a letter to InfoSpace, informing InfoSpace of the Sandell Group’s intention to appear in person or by proxy at the 2007 annual meeting of stockholders to nominate Nick Graziano, Jonathan Macey and Paul L. Schaut for election to the board of directors.

          On March 26, 2007, the Sandell Group delivered a letter to InfoSpace demanding, pursuant to Delaware law, the opportunity to inspect certain stocklist materials of the company in order to assist the Sandell Group in the solicitation of proxies for the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

          According to the Company's 2007 proxy statement, three directors are to be elected to the Board at the 2007 Annual Meeting. The Sandell Group recommends that stockholders elect Nick Graziano, Jonathan R. Macey and Paul L. Schaut as directors of the Company at the 2007 Annual Meeting. Each of our Nominees has consented to being named as a Nominee and to serving as a director if elected. If elected, each Nominee will serve until the 2010 annual meeting of stockholders and until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. If elected, each of our Nominees will be considered an independent director of the Company under applicable NASDAQ Stock Market rules.

          Our Nominees will not receive any compensation from the Sandell Group or its affiliates for their services as directors of the Company if elected, provided, however, that Professor Macey and Mr. Schaut each received a fee of $25,000 from SAMC at such time as his nomination was made. If elected, our Nominees will be entitled to such compensation from the Company as is consistent with the Company's past practices for services of non-employee directors, which is described in the Company's proxy statement.

          According to the Company's proxy statement, the Company's Board of Directors consists of nine seats divided into three classes of equal size, with two seats being vacant as of the date of this proxy statement. Only Class II directors are to be elected at the 2007 Annual Meeting. One of the two vacant seats is expected to be filled upon the adjournment of the 2007 Annual Meeting. As a result, our Nominees, if elected, will only constitute a minority of the eight members of the Board expected to be in office upon the adjournment of 2007 Annual Meeting. Under the Company's Bylaws, a quorum for the transaction of business requires a majority of the directors in office and Board action requires a majority of the directors present at a meeting at which a quorum is present. Accordingly, our Nominees, if elected, will not be able to take Board action at a meeting of the full Board without the support of at least two other directors.

Biographical Information

          Background information about our Nominees, including the present principal occupation or employment and material occupations, positions and offices or employment for the past five years of each Nominee, is set forth below.

Name:	Nick Graziano
Age:	35

Business
Address:	c/o Sandell Asset Management Corp.
40 West 57th Street, 26th Floor
New York, New York 10019

          Nick Graziano is a Managing Director of Sandell Asset Management Corp., an investment manager, and has over 10 years of financial management experience. Mr. Graziano has been with Sandell since September 2006. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp, the primary investment vehicle of Carl

Icahn including Icahn Partners, a multi-billion dollar global hedge fund. In this position, he was responsible for analysis and execution of investment strategies, including public and private equity and distressed debt. These activities included publicly disclosed participation in investments in Time Warner Inc. and Blockbuster Inc. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. From May 1999 to May 2000, and from September 2000 to October 2001, Mr. Graziano was employed as a Vice President in the Investment Banking Department of Thomas Weisel Partners, an investment bank, where he advised clients in the Technology industry on a wide range of corporate finance related transactions, completing over $600 million in financing transactions and mergers and acquisitions advisory. From May 2000 to September 2000, Mr. Graziano was Vice President of Business Development at Forbes.com, the online subsidiary of Forbes Inc. From 1995 to 1999, Mr. Graziano was employed by Salomon Smith Barney as an Associate in the Financial Sponsors Group, completing over $2 billion in financing and advisory transactions. Mr. Graziano earned a BA in Economics from Duke University in 1994 and an MBA in Finance from Duke University in 1995. Mr. Graziano has previously served on the board of directors of WestPoint International, Inc. and HowStuffWorks, Inc.

Name:	Jonathan R. Macey
Age:	51

Business
Address:	c/o Yale Law School
127 Wall Street
New Haven, Connecticut 06511

          Jonathan R. Macey is the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale University, an educational institution, a position he has held since July 2004, and a Professor in the Yale School of Management. Professor Macey is also the Deputy Dean of Yale Law School, a Member of the Board of Directors of the Yale Law School Center for the Study of Corporate Governance, a Member of the Faculty Advisory Group of Yale's Millstein Center for Corporate Governance and Performance, and President of the Yale Law Journal, a not-for-profit corporation. From July 2003 to June 2004, he was a visiting Professor of Law at Yale Law School. From 1991 until joining the Yale faculty, Professor Macey was employed by Cornell University, an educational institution, most recently as the J. DuPratt White Professor of Law and Director of the John M. Olin Program in Law and Economics at Cornell Law School and Professor of Law and Business at the Cornell University Johnson Graduate School of Business. Professor Macey is the author of several books on corporate law and banking law, and over 150 scholarly articles. He is a member of the Legal Advisory Committee to the Board of Directors of the New York Stock Exchange. Professor Macey earned his B.A. (cum laude) from Harvard College in 1977, and his J.D. from Yale Law School in 1982. In 1996, he received a Ph.D. honoris causa from the Stockholm School of Economics. Following law school, Professor Macey was law clerk to Judge Henry J. Friendly on the U.S. Court of Appeals for the Second Circuit.

Name:	Paul L. Schaut
Age:	47

Business
Address:	22 Doctor's Run
Rockport, Massachusetts 01966

          Paul L. Schaut has been an independent advisor for venture-backed technology companies since May 2005. Prior to that, from July 2004 to April 2005, Mr. Schaut served as the President and Chief Executive Officer of Tira Wireless Inc., a technology company that provides products and services for mobile content deployment. From February 2002 to March 2004, he served as President and Chief Executive Officer of Performaworks, Inc., a software company that served the human resources industry. From December 2000 to February 2002, Mr. Schaut served as advisor to several small and medium-sized internet related companies. From December 1997 to November 2000, he served as President and Chief Executive Officer of Engage, Inc., a software company serving the advertising and marketing industries. Prior to joining Engage, Inc., Mr. Schaut was Vice President of Strategic Partnering for Open Market, Inc., a provider of electronic commerce software, from January 1997 until November 1997. Prior to joining Open Market, Mr. Schaut served as Vice President of Sales and Marketing for ONTOS, Inc., a software company, from March 1995 until December 1996 and as Managing Director of InterSystems Corporation, a software database company, from April 1988 until March 1995.

          Mr. Schaut currently serves as an advisor or director of several private software companies. He graduated from San Jose State University where he earned a Bachelor of Science degree in business administration in 1982.

          WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF OUR NOMINEES BY SIGNING, DATING AND RETURNING YOUR GOLD PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROPOSAL 2: REPEAL CERTAIN AMENDMENTS TO BYLAWS

          Section 11 of the Company's Bylaws provides that, with certain limited exceptions, the Bylaws may be amended by the Board, subject to the ability of the stockholders to adopt, amend or repeal the Bylaws. We believe that in order to ensure that the will of the Company's stockholders with respect to this proxy solicitation is upheld, no effect should be given to any provision or amendment to the Bylaws unilaterally adopted by the Board after the date of the most recent publicly disclosed Bylaws, which is February 12, 2003. Stockholders are therefore being asked to adopt a resolution that would repeal any provision of the Bylaws or amendment to the Bylaws that the Board adopted or adopts after February 12, 2003 and before the due election and qualification of the directors elected at the 2007 Annual Meeting, including, without limitation, any amendments the Board has adopted without public disclosure or might adopt in an effort to impede the effectiveness of the Sandell Group's nomination of its Nominees, negatively impact the Sandell Group's ability to solicit and/or obtain proxies from stockholders, countermine the will of the stockholders expressed in those proxies or modify the Company's corporate governance regime. We are not currently aware of any specific bylaw provisions that would be repealed by the adoption of this Proposal.

          Although adoption of this Proposal could have the effect of repealing previously undisclosed bylaw amendments without considering the beneficial nature, if any, of such amendments to the stockholders, it would not repeal any such amendments that were approved by the stockholders.

          Proposal 2 provides for the adoption of the resolution in the following form:

          RESOLVED, that the Bylaws of the Company are hereby amended to repeal any and all amendments thereto adopted by the Board of Directors of the Company and not by the stockholders of the Company after February 12, 2003 and prior to the due election and qualification of the directors elected at the Annual Meeting.

          WE STRONGLY URGE YOU TO VOTE FOR PROPOSAL 2 BY SIGNING, DATING AND RETURNING YOUR GOLD PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          According to the Company's proxy statement, the Company is soliciting proxies to ratify the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm to audit the financial statements of InfoSpace for 2007. Please refer to the Company's proxy statement under "Proposal Two - Ratification Of Appointment of Independent Registered Public Accounting Firm" for a discussion of this proposal. The Sandell Group does not object to the ratification of the Company's Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

INFORMATION ABOUT THE SANDELL GROUP AND PARTICIPANTS

          This proxy solicitation is being conducted by the Sandell Group, which is comprised of investment funds managed by Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"), each of which is described below. The Sandell Group is the beneficial owner of approximately 8.8% of the outstanding Shares of InfoSpace. Each of the Sandell entities and the Nominees is a participant in this proxy solicitation (each a "Participant").

          Castlerigg International Limited, a British Virgin Islands company ("CIL"), is a private investment fund that is primarily engaged in the business of investing in securities and other investment opportunities. CIL invests substantially all of its assets indirectly in the Castlerigg Master Investments Ltd., a British Virgin Islands company ("CMI"), a master trading vehicle that is primarily engaged in the business of investing in securities and other investment opportunities. Castlerigg International Holdings Limited, a British Virgin Islands company ("CIHL"), is the controlling shareholder of CMI and CIL is the controlling shareholder of CIHL. Castlerigg Global Select Fund, Limited, a Cayman Islands exempted company ("CGSF"), is a private investment fund that is primarily engaged in the business of investing in securities and other investment opportunities. CGSF invests substantially all of its assets indirectly in CGS, Ltd., a Cayman Islands exempted company ("CGS"), a master trading vehicle that is primarily engaged in the business of investing in securities and other investment opportunities. Castlerigg GS Holdings, Ltd., a Cayman Islands exempted company ("CGSH"), is the controlling shareholder of CGS and CGSF is the controlling shareholder of CGSH. SAMC is the discretionary investment manager of CIL, CIHL, CMI, CGSF, CGSH and CGS. Thomas E. Sandell, a citizen of Sweden, is the controlling shareholder of SAMC and therefore may be deemed to share the voting and dispositive power with SAMC over the securities beneficially owned by CIL, CIHL, CMI, CGSF, CGSH and CGS. CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 1,523,443 Shares (including the 1,000 Shares owned of record), except to the extent that other persons as described herein may be deemed to have shared voting power and shared dispositive power with regard to such Shares. CGS beneficially and directly owns and has sole voting power and sole dispositive power with regard to 1,247,761 Shares, except to the extent that other persons as described herein may be deemed to have shared voting power and shared dispositive power with regard to such Shares.

          The business address of SAMC and Thomas E. Sandell is 40 West 57th Street, 26th Floor, New York, New York 10019. The business address of each of CIL, CIHL and CMI is c/o Citco Fund Services (Curacao) N.V, Kaya Flamboyan 9, P.O. Box 812, Curacao, Netherlands Antilles. The business address of each of CGSF, CGSH and CGS is Walker House, P.O. Box 265GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

Nominees and Alternate Nominees

          Please see "Proposal 1: Election of Directors" for additional information about the Nominees.

Beneficial Ownership of Shares

          The following table shows the Sandell Group's beneficial ownership of Shares as of the Record Date. Except as described below, each of the entities in the table directly owns and has sole voting power and sole dispositive power with regard to the number of Shares beneficially owned. Please see Annex A for additional information about the Sandell Group's purchases and sales of Shares.

	Number of Shares	Percent of Outstanding
Entity	Beneficially Owned	Common Shares (1)
Castlerigg Master Investments Ltd	1,523,443	4.8%
CGS, Ltd	1,247,761	4.0%
Total	2,771,204	8.8%

          (1) Calculated on the basis of [                ] Shares reported to be outstanding as of April 6, 2007 by the Company.

          Each of CIL, CIHL, SAMC and Thomas E. Sandell, by virtue of his or its relationships to CMI (as discussed above), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that CMI directly and beneficially owns. Each of CGSF, CGSH, SAMC and Thomas E. Sandell, by virtue of his or its relationships to CGS (as discussed above), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that CGS directly and beneficially owns. Each of SAMC and Thomas E. Sandell disclaims beneficial ownership of such Shares for all other purposes.

          Each of the Sandell entities may be deemed to be a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act), which group beneficially owns 2,771,204 Shares, representing approximately 8.8% of the outstanding Shares as of the Record Date. However, nothing contained herein shall be deemed to be an admission by any of such parties that it is the beneficial owner of any Shares beneficially owned by any of the other parties, except as otherwise disclosed herein.

Nominee Agreements

          Each Nominee is a party to an agreement (each a "Nominee Agreement") pursuant to which SAMC has agreed to pay the costs of soliciting proxies in support of the election of the Nominee to the Board and the adoption of Proposal 2 at the 2007 Annual Meeting and to indemnify the Nominee with respect to certain costs that may be incurred by the Nominee in connection with his nomination as a candidate for election to the Board at the 2007 Annual Meeting and the solicitation of proxies in support of his election. In addition, Professor Macey and Mr. Schaut each received a fee of $25,000 from SAMC at such time as his nomination was made pursuant to the Nominee Agreement.

Interests of the Participants

          Each Participant has an interest in the election of directors and the adoption of Proposal 2 set forth in this proxy statement at the 2007 Annual Meeting: (i) indirectly through the beneficial ownership of Shares, as described herein and (ii) pursuant to the Nominee Agreements. Except as disclosed in this proxy statement, no person on whose behalf this proxy statement is made has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the 2007 Annual Meeting pursuant to this proxy statement.

          Except as disclosed in this proxy statement, there are no contracts, arrangements or understandings between the members of the Sandell Group and any Nominee or any other person or persons with respect to the nomination of the Nominees or movement of Proposal 2.

          Other than as disclosed in this proxy statement, with respect to each Participant or Nominee, as applicable:

(i)

the Participant is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

(ii)

(a) the Nominee has no position or office with the Company, and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee; (b) neither the Participant nor any of his "associates" (which term, for purposes of this proxy statement, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Exchange Act) have any arrangement or understanding with any person with respect to (1) any future employment by the Company or its affiliates or (2) any future transactions to which the Company or any of its affiliates will or may be a party; (c) there were no transactions since January 1, 2006 or currently proposed involving the Participant or any of its or his associates in which the Company was or is to be a participant and in which the Participant, any of his associates, or any of their respective immediate family members or any persons sharing their respective households, have or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K"); and (d) there are no material proceedings to which the Participant or any of its or his associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries;

(iii)

none of the entities or organizations referred to the section "Biographical Information" of this proxy statement with which the Nominee has been involved during the past five years is a parent, subsidiary or other affiliate of the Company;

(iv)	(a) the Participant and each of its or his associates is not a record owner or direct or indirect beneficial owner of any securities of the Company or any parent or subsidiary of the Company; and (b) the Participant has not purchased or sold any securities of the Company within the past two years;

(v)

neither the Nominee nor any of his associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Company during the Company's last completed fiscal year, or is subject to any other compensation arrangement described in Item 402 of Regulation S-K; and

(vi)

(a) there are no relationships involving the Nominee or any of his associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had the Nominee been a director of the Company; (b) there are no events required to be disclosed under Item 401(f) of Regulation S-K that have occurred during the past five years and that are material to an evaluation of the ability or integrity of the Nominee; (c) there are no "family relationships" (as defined in Section 401(d) of Regulation S-K) between the Nominee and any director or executive officer of the Company or person to be nominated by the Company to become a director or executive officer; and (d) the Participant has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years.

          The Sandell Group has filed with the SEC a statement on Schedule 13D, which contains information in addition to that furnished herein. The Schedule 13D, including amendments thereto, may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers and others that file electronically with the SEC may be obtained free of charge.

PRINCIPAL STOCKHOLDERS

          The following information is based solely on the Company's definitive proxy statement filed with the SEC on [                , 2007]. To the Sandell Group's knowledge, the following tables summarize information with respect to ownership of the outstanding Shares of the Company by (i) all persons known to the Company to own beneficially more than 5% of the outstanding Shares based on information provided by the beneficial owner in public filings made with the SEC; (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group.

	Number of Shares	Percent of
Principal Stockholders,	Beneficially	Outstanding
Directors and Named Executive Officers	Owned (1)	Shares

The Sandell Group	2,771,204	8.8%

Dimensional Fund Advisors LP
1299 Ocean Avenue	2,242,935(2)	7.1%
Santa Monica, CA 90401

Goldman Sachs Asset Management, L.P.
32 Old Slip	1,959,044(3)	6.2%
New York, NY 10005

Renaissance Technologies Corp.
800 Third Avenue	1,917,100(4)	6.1%
New York, NY 10022

Deutsche Bank AG
Taunusanlage 12	1,776,484(5)	5.6%
D-60325 Frankfurt am Main
Federal Republic of Germany

The Baupost Group, L.L.C.
10 St. James Avenue, Suite 2000	1,753,000(6)	5.6%
Boston, MA 02116

Edmund O. Belsheim, Jr.	595,308(7)	1.9%

John E. Cunningham, IV	61,732(8)	*

Stephen J. Davis	171,720(9)	*

Robert Bruce Easter, Jr.	0	*

Steven L. Elfman	168,788(10)	*

Jules Haimovitz	17,500(11)	*

Richard D. Hearney	38,000(11)	*

Allen M. Hsieh	101,041(11)	*

Brian T. McManus	172,584(11)	*

David E. Rostov	0	*

William J. Ruckelshaus	0	*

Lewis M. Taffer	34,500(11)	*

George M. Tronsrue, III	22,500(11)	*

James F. Voelker	1,705,500(11)	5.1%

Vanessa A. Wittman	40,000(11)	*

All current directors and executive officers as a Group (11 persons)	2,362,145(12)	7.0%

*           Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 14, 2007, if any, or shares of common stock subject to restricted stock units held by that person that vest within 60 days of March 14, 2007, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. The calculations are based on 31,490,013 shares of common stock outstanding as of March 14, 2007.

(2)	Based on Form 13G/A filed February 9, 2007 by Dimensional Fund Advisors LP.

(3)	Based on Form 13G filed February 9, 2007 by Goldman Sachs Asset Management, L.P.

(4)	Based on Form 13G/A filed March 16, 2007 by Renaissance Technologies Corp.

(5)

Based on Form 13G filed February 1, 2007 by Deutsche Bank AG. Represents (a) 62,700 shares of common stock held by Deutsche Bank Securities Inc. and (b) 1,713,784 shares of common stock held by Deutsche Bank AG, London Branch.

(6)	Based on Form 13G filed February 13, 2007 by the Baupost Group, L.L.C.

(7)	Includes 583,542 shares of common stock subject to options exercisable within 60 days of March 16, 2007.

(8)

Includes 46,500 shares of common stock subject to options exercisable within 60 days of March 16, 2007, and 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.

(9)	Includes 171,354 shares of common stock subject to options exercisable within 60 days of March 16, 2007.

(10)

Includes 167,625 shares of common stock subject to options exercisable within 60 days of March 16, 2007. Consists of shares of common stock subject to options exercisable within 60 days of March 14, 2007.

(11)	Consists of shares of common stock subject to options exercisable within 60 days of March 16, 2007.

(12)	Includes 2,345,750 shares of common stock subject to options exercisable within 60 days of March 16, 2007.

PROXY INFORMATION

          The enclosed GOLD proxy card may be executed only by holders of record of Shares on the Record Date. If you were a stockholder of record on the Record Date, you will retain your voting rights at the 2007 Annual Meeting even if you sell your Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote your Shares on the GOLD proxy card, even if you sell your Shares after the Record Date. The Shares represented by each GOLD proxy card that is properly executed and returned to the Sandell Group will be voted at the 2007 Annual Meeting in accordance with the instructions marked thereon. If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given a direction to vote all of the Shares represented by the GOLD proxy card (i) FOR the election of all of our Nominees (or, if applicable, one or both of the Alternate Nominees) and (ii) FOR the approval of Proposal 2 set forth in this proxy statement.

          If you hold your Shares in the name of one or more brokerage firms, banks or nominees, only they can vote your Shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a GOLD proxy card representing your Shares to be signed and returned. The Sandell Group urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to The Sandell Group, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.

REVOCATION OF PROXIES

          Any stockholder of record may revoke or change his or her proxy instructions at any time prior to the vote at the 2007 Annual Meeting by:

  submitting a properly executed, subsequently dated GOLD proxy card that will revoke all prior proxy cards, including any White proxy cards which solicit a proxy in favor of the Company's nominees;

  instructing the Sandell Group by telephone or via the Internet as to how you would like your shares voted (instructions are on your GOLD proxy card);

  attending the 2007 Annual Meeting and withdrawing his or her proxy by voting in person (although attendance at the 2007 Annual Meeting will not in and of itself constitute revocation of a proxy); or

  delivering written notice of revocation either to the Sandell Group c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or the Corporate Secretary of InfoSpace at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, or any other address provided by the Company.

          Although a revocation is effective if delivered to the Company, the Sandell Group requests that either the original or a copy of any revocation be mailed to the Sandell Group c/o

MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, so that the Sandell Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of our Nominees as directors and the other proposals set forth herein have been received. The Sandell Group may contact stockholders who have revoked their proxies.

          IF YOU PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD TO THE COMPANY, THE SANDELL GROUP URGES YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) INSTRUCTING US BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES VOTED, (3) ATTENDING THE 2007 ANNUAL MEETING AND VOTING IN PERSON OR (4) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SANDELL GROUP OR TO THE SECRETARY OF THE COMPANY.

QUORUM AND VOTING

          Based on the Company's proxy statement for the 2007 Annual Meeting, there were [                ] Shares outstanding and entitled to vote on the Record Date. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the 2007 Annual Meeting. Each Share has one vote. Stockholders of the Company will not have rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon at the 2007 Annual Meeting. The presence, in person or by proxy, of holders of Shares representing a majority of the outstanding Shares eligible to vote at the 2007 Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the 2007 Annual Meeting. Assuming a quorum is present or otherwise represented at the 2007 Annual Meeting, the three nominees receiving the highest number of votes cast will be elected. Assuming a quorum is present or otherwise represented at the 2007 Annual Meeting, each of the proposals set forth in this proxy statement will be approved by the majority of the votes cast by the stockholders entitled to vote. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election or the vote on the repeal of certain amendments to the Bylaws or the vote on the ratification of the Audit Committee's selection of the independent public accounting firm. Abstentions and broker non-votes will have no effect on these proposals since such actions do not represent votes cast on these proposals. Delaware law expressly provides for the authorization of proxies by electronic means. Accordingly, you may submit your proxy by telephone or the Internet. To submit a proxy with voting instructions by telephone please call the telephone number listed on the GOLD proxy card. Proxies may also be submitted over the Internet. Please refer to the GOLD proxy card for the website information. In each case stockholders will be required to provide the unique control number which has been printed on each stockholder's GOLD proxy card. In addition to the instructions that appear on the GOLD proxy card, step-by-step instructions will be provided by a recorded telephone message for those stockholders submitting proxies by telephone, or at the designated website for those stockholders submitting proxies over the Internet. Stockholders submitting their proxies with voting instructions by telephone or over the Internet will receive confirmation on the telephone that their vote by telephone was successfully submitted, and may provide an email address for confirmation that their vote by Internet was successfully submitted.

          YOUR VOTE IS EXTREMELY IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY OR INSTRUCT US BY TELEPHONE OR VIA THE INTERNET TO VOTE FOR THE ELECTION OF THE SANDELL GROUP'S NOMINEES AND FOR PROPOSAL 2 SET FORTH IN THIS PROXY STATEMENT.

COST AND METHOD OF SOLICITATION

          The Sandell Group has retained MacKenzie Partners, Inc. to serve as an advisor and to provide consulting and analytic services and solicitation services in connection with the solicitation of proxies. For these services, MacKenzie Partners, Inc. is to receive a fee not to exceed $[ ]. Proxies may be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person. It is anticipated that MacKenzie Partners, Inc. will employ approximately [ ] people to solicit proxies from stockholders for the 2007 Annual Meeting. MacKenzie Partners, Inc. does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this proxy solicitation or that Schedule 14A requires the disclosure of certain information concerning MacKenzie Partners, Inc.

          In addition, it is anticipated that the Nominees and certain regular employees of the Sandell Group will participate in the solicitation of proxies in support of our Nominees and the other proposals set forth in this proxy statement. Such employees will receive no additional consideration if they assist in the solicitation of proxies. Although no precise estimate can be made at the present time, the total expenditures in furtherance of, or in connection with, the solicitation of stockholders is estimated to be $[                ]. As of the date hereof, the Sandell Group has incurred approximately $[                ] of solicitation expenses.

          Costs related to this solicitation of proxies, including expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses will be borne by the Sandell Group. To the extent legally permissible, the Sandell Group will seek reimbursement from the Company for those expenses if any of our Nominees is elected. The Sandell Group does not currently intend to submit the question of reimbursement for the expenses of the solicitation to a vote of the stockholders.

OTHER INFORMATION

          Certain information regarding the compensation of directors and executive officers and certain other matters regarding the Company and its officers and directors is required to be contained in the Company's proxy statement. Certain other information regarding the 2007 Annual Meeting, as well as procedures for submitting proposals for consideration at the 2008 annual meeting of stockholders, is also required to be contained in the Company's proxy statement. Please refer to the Company's proxy statement to review this information. Please note that because the Sandell Group was not involved in the preparation of the Company's proxy statement, we cannot reasonably confirm the accuracy or completeness of certain information contained in the Company's proxy statement. The Sandell Group has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

Dated: [                , 2007]

Annex A

Two year transaction history of each Participant

          The following table sets forth all transactions with respect to the Shares effected by each of the members of the Sandell Group during the two year period ended April 12, 2007. The Shares are held in margin accounts in the ordinary course of business, and otherwise, no part of the purchase price or market value of such Shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Date	Name	No. of Shares	Transaction Type

10/03/05	CMI	10,000	Purchase
10/06/05	CMI	10,000	Purchase
10/25/05	CMI	(20,000)	Sale
08/29/06	CMI	10,000	Purchase
08/29/06	CMI	(10,000)	Sale
01/03/07	CMI	30,875	Purchase
01/03/07	CGS	16,625	Purchase
01/05/07	CMI	1,517	Purchase
01/05/07	CGS	818	Purchase
01/08/07	CMI	16,250	Purchase
01/08/07	CGS	8,750	Purchase
01/19/07	CMI	585	Purchase
01/19/07	CMI	(584)	Sale
01/19/07	CGS	(316)	Sale
01/19/07	CGS	315	Purchase
02/02/07	CMI	184,830	Purchase
02/02/07	CMI	117,000	Purchase
02/02/07	CGS	99,524	Purchase
02/02/07	CGS	63,000	Purchase
02/06/07	CMI	16,250	Purchase
02/06/07	CGS	8,750	Purchase
02/12/07	CMI	55,250	Purchase
02/12/07	CGS	29,750	Purchase
02/13/07	CMI	42,250	Purchase
02/13/07	CGS	22,750	Purchase
02/15/07	CMI	23,660	Purchase
02/15/07	CMI	20,280	Purchase
02/15/07	CGS	10,920	Purchase
02/15/07	CGS	12,740	Purchase
02/16/07	CMI	53,625	Purchase
02/16/07	CGS	28,875	Purchase
02/20/07	CMI	21,840	Purchase
02/20/07	CGS	11,760	Purchase
02/21/07	CMI	97,500	Purchase

Date	Name	No. of Shares	Transaction Type

02/21/07	CGS	52,500	Purchase
02/22/07	CMI	75,476	Purchase
02/22/07	CGS	40,641	Purchase
02/23/07	CMI	6,500	Purchase
02/23/07	CGS	3,500	Purchase
02/26/07	CMI	59,439	Purchase
02/26/07	CGS	32,006	Purchase
02/27/07	CMI	171,520	Purchase
02/27/07	CGS	92,357	Purchase
02/28/07	CMI	8,226	Purchase
02/28/07	CGS	4,430	Purchase
03/01/07	CMI	171,072	Purchase
03/01/07	CGS	92,117	Purchase
03/02/07	CMI	172,082	Purchase
03/02/07	CGS	92,660	Purchase
03/05/07	CMI	92,547	Purchase
03/05/07	CGS	49,833	Purchase
03/06/07	CMI	14,268	Purchase
03/06/07	CGS	7,683	Purchase
03/08/07	CMI	520	Purchase
03/08/07	CMI	20,150	Purchase
03/08/07	CGS	10,850	Purchase
03/08/07	CGS	280	Purchase
03/09/07	CMI	30,000	Purchase
03/09/07	CMI	2,500	Purchase
03/09/07	CMI	2,100	Purchase
03/09/07	CGS	270,000	Purchase
03/09/07	CGS	22,500	Purchase
03/09/07	CGS	18,900	Purchase
03/12/07	CMI	15,915	Purchase
03/12/07	CGS	143,243	Purchase

SPECIAL INSTRUCTIONS

          Please review this proxy statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Shares you own.

          1.           If your Shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card today to the Sandell Group, c/o MacKenzie Partners, Inc., in the postage-paid envelope provided or instruct us by telephone or via the Internet today as to how you would like your Shares voted (instructions are on your GOLD proxy card).

          2.           If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD proxy card with respect to your Shares and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the GOLD proxy card as soon as possible.

          3.           After signing and returning the enclosed GOLD proxy card, we urge you NOT to return InfoSpace's White proxy card because only your latest dated proxy card will be counted.

          4.           If you have previously signed and returned a GOLD proxy card to InfoSpace, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to InfoSpace by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Proxies may also be revoked at any time prior to exercise by: (i) attending the 2007 Annual Meeting and voting in person (although attendance at the 2007 Annual Meeting will not in and of itself constitute revocation of a proxy), (ii) instructing us by telephone or via the Internet as to how you would like your Shares voted (instructions are on your GOLD proxy card) or (iii) delivering a written notice of revocation. The written notice of revocation may be delivered either to the Sandell Group c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or to the Corporate Secretary of the Company at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, or any other address provided by the Company.

          If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Stockholders Call Toll-Free: 800-322-2885
Banks and Brokers Call Collect: [                ]

PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED APRIL 16, 2007

PLEASE VOTE TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE

GOLD

PROXY SOLICITED BY THE SANDELL GROUP

2007 Annual Meeting of Stockholders of InfoSpace, Inc.

May 31, 2007

          The undersigned hereby appoints Thomas E. Sandell and Nick Graziano, and each of them, with full power of substitution, as proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of common stock of InfoSpace, Inc. (the "Company" or "InfoSpace") that the undersigned would be entitled to vote if personally present at the 2007 annual meeting of stockholders of InfoSpace, including any adjournments, postponements, reschedulings or continuations of such meeting or any meeting held in lieu thereof (the "2007 Annual Meeting"). IF YOU VALIDLY EXECUTE AND RETURN THIS PROXY CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED FOR SUCH PROPOSALS (EXCEPT YOU WILL NOT BE DEEMED TO VOTE FOR THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED UNDER PROPOSAL 1). THIS PROXY WILL REVOKE ANY PREVIOUSLY EXECUTED PROXY WITH RESPECT TO ALL PROPOSALS.

(Continued and to be signed on the reverse side)

PROXY SOLICITED BY THE SANDELL GROUP

2007 Annual Meeting of Stockholders of InfoSpace, Inc.

May 31, 2007

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of InfoSpace, Inc.
common stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone --

Please call toll-free in the U.S. or Canada at [ ], on a touch-tone telephone. If outside the U.S. or Canada, call [ ].

Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet --

Please access [ ], and follow the simple instructions. Please note you must type an "s" after http.

You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail --

If you do not wish to vote by telephone or over the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: the Sandell Group c/o MacKenzie Partners,
Inc., 105 Madison Avenue, New York, NY 10016.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE

_____________________________________________________________

_____________________________________________________________

[ ]

          Please mark your votes as in this example using dark ink only.

          THE SANDELL GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE SANDELL GROUP'S NOMINEES LISTED IN PROPOSAL 1.

          PROPOSAL 1 - To elect (01) Nick Graziano, (02) Jonathan R. Macey and (03) Paul L. Schaut to the Board.

          FOR ALL NOMINEES [   ]

          WITHHOLD FROM ALL NOMINEES [   ]

          FOR ALL EXCEPT

          ___________________________________________

          The Sandell Group intends to use this proxy to vote (i) FOR Messrs. Graziano, Macey and Schaut (and if, due to death or disability, any of these nominees is unable to stand for election, for an alternate nominee in place of such nominees). There is no assurance that any of InfoSpace's nominees will serve as directors if any of the Sandell Group's nominees are elected to the Board.

NOTE: If you do not wish for your shares to be voted "FOR" a particular Sandell Group nominee, mark the "FOR ALL EXCEPT" box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining Sandell Group nominee(s).

          THE SANDELL GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

          PROPOSAL 2 - To repeal any provision of the Company's Bylaws and amendments to the Company's Bylaws adopted by the Board of Directors of the Company and not by the stockholders of the Company after February 12, 2003 and prior to the due election and qualification of the directors elected at the Annual Meeting.

FOR [   ]           AGAINST [   ]           ABSTAIN [   ]

          PROPOSAL 3 - To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for InfoSpace for 2007.

FOR [   ]           AGAINST [   ]           ABSTAIN [   ]

          The Sandell Group does not object to stockholders voting for Proposal 3.

Dated

_______________________________________
Signature

_______________________________________
Title or Authority

_______________________________________
Signature (if held jointly)

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.

          PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

_______________________________________